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                                                                   EXHIBIT 23.4

The Board of Directors
Midland Financial Group, Inc.:

  The audits referred to in our report dated March 22, 1996, except Note 12, which is dated May 31, 1996, included the related financial statement schedules as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

  As discussed in Note 1 to the consolidated financial statements, Midland adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

                                     /s/ KPMG Peat Marwick LLP

Memphis, Tennessee
July 2, 1996